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ELI LILLY AND COMPANY
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Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

April 20, 2021

Dear Valued Shareholder:

On March 19, 2021, we filed our definitive proxy statement for the Eli Lilly and Company 2021 annual meeting of shareholders, scheduled for May 3, 2021. In the proxy statement, our board of directors unanimously recommends a vote FOR the election of the five director nominees: Katherine Baicker, Ph.D., J. Erik Fyrwald, Jamere Jackson, Gabrielle Sulzberger and Jackson P. Tai.

Institutional Shareholder Services Inc. (“ISS”) has, however, recommended that its clients vote “against” one of these directors, Mr. Tai, a member of our Directors and Corporate Governance Committee (the “Governance Committee”) and our Audit Committee, solely because our articles of incorporation reflect the longstanding statutory default under Indiana law that reserves bylaw amendments to the board of directors. We respectfully disagree with ISS, and strongly believe that a vote “FOR” Mr. Tai’s election is advisable.

Our board membership is characterized by leadership, experience and diversity, and Mr. Tai’s unique perspective and set of skills is of particular value on our board of directors. Mr. Tai is a former chief executive officer with extensive experience in international business and finance, and he is an audit committee financial expert based on his public company experience, including as an audit committee member of HSBC Holdings and Mastercard, and as chair of the risk committee of HSBC Holdings. He has deep expertise in the Asia-Pacific region, an important growth market for Lilly. He also has broad corporate governance experience from his service on public company boards in North America, Europe, and Asia.

Our board of directors is committed to effective corporate governance, which promotes the long-term interests of our shareholders and other stakeholders, builds confidence in our leadership, strengthens accountability, and is key to our long-term performance and strategy. Our board of directors continues to believe that the board, which is accountable to all shareholders, is best positioned to ensure that any bylaw amendments serve the best interests of our company as a whole and are designed to maximize long-term value for all our stakeholders. Nonetheless, the board of directors and the Governance Committee welcome investor perspectives on this and any other corporate governance issues that our investors find important, and the company regularly engages with investors on a range of governance topics. Given the significant challenges the world faced in 2020, we appreciate now more than ever the feedback that we receive from our stakeholders. Our board of directors and Governance Committee take these views into account and regularly consider whether changes should be made to our corporate governance practices to ensure that we remain a leader in corporate governance and remain accountable to our shareholders.

As a result of input from shareholders, in December 2019, the board of directors amended the company’s bylaws to add proxy access rights for shareholders holding at least three percent of the company’s stock continuously for at least three years to nominate board candidates for up to 20 percent of the board seats. Additionally, as in past years, the board of directors has put forward for consideration at this year’s annual meeting proposals to eliminate our classified board structure and supermajority voting provisions. We believe this record of accountability should be considered in voting on the election of directors.

Based on the board of directors’ assessment of Mr. Tai’s individual skills, perspective and performance, as well as the company’s strong performance during his tenure, we strongly believe that Mr. Tai should be elected to our board of directors.

For all of the above reasons, we ask you to vote FOR Mr. Tai.

As always, we thank you for supporting Lilly.

David A. Ricks
Chairman, President and CEO

Juan Luciano
Lead Independent Director
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